Exhibit 99.1

ITG Names Brian Cartwright to its Board of Directors

NEW YORK, January 12, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that Brian G. Cartwright has been appointed to its Board of Directors.

Mr. Cartwright is currently a Senior Advisor to Patomak Global Partners LLC, a regulatory consulting firm, and also serves on the board of HCP, Inc., a real estate investment trust. From 2009 to 2011, Mr. Cartwright was Senior Advisor at the law firm of Latham & Watkins LLP.  From 2006 to 2009, he served as General Counsel of the Securities and Exchange Commission. Prior to the SEC, Mr. Cartwright served in various senior management positions at Latham & Watkins, including as the Global Chair of the Public Company Representation Practice Group and a member of the firm’s Executive Committee. From 1981 through 1982, Mr. Cartwright served as a law clerk to Associate Justice Sandra Day O’Connor on the U.S. Supreme Court. Before practicing law, Mr. Cartwright was a research physicist at the University of California. He holds a B.A. from Yale University, a J.D. from Harvard University and a Ph.D. from the University of Chicago.

“My colleagues and I are pleased to welcome Brian to ITG’s Board of Directors,” said Maureen O’Hara, ITG’s Chair. “His extensive experience in legal and regulatory affairs in the capital markets will make him a valuable asset to ITG’s Board. The Board looks forward to working with him.”

Commenting on his appointment, Mr. Cartwright said, “ITG has a three-decade history of innovating on behalf of clients to help them achieve best execution. I look forward to working closely with ITG’s management and Board of Directors as we work to build upon this legacy and position the firm on a path of strong growth.”

About ITG

ITG is a leading independent broker and financial technology provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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